UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2023

KURA ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37620	61-1547851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 High Bluff Drive, Suite 400, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 500-8800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KURA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 30, 2023, Kura Oncology, Inc. (the “Company”) entered into a First Amendment to Lease Agreement (the “Amendment”) with East Office Operating Limited Partnership (“Landlord”), to amend that certain Lease, dated March 24, 2020, by and between the Company and the Landlord (the “Lease”), for the lease of 16,541 square feet of rentable area of the building located at Two Sea Port Lane, Boston, Massachusetts (the “Premises”). The Amendment extends the term of the Lease by seven years, such that the term will now expire on July 31, 2031 (such additional seven years, the “Extended Term”). The minimum rent payable by the Company during the Extended Term will be approximately $108,900 per month for the first year of the Extended Term, which amount will increase by 2.0% per year over the Extended Term. Pursuant to the Amendment, the Landlord shall provide the Tenant with a (i) rent credit in the total amount of approximately $544,500 to be applied as a credit, in equal monthly installments, against the rent payments due for the months of August 2023 through July 2024, inclusive and (ii) tenant improvement allowance in an amount not to exceed $827,050, in each case subject to certain conditions.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amendment. The Company intends to file a copy of the Amendment with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KURA ONCOLOGY, INC.

Date: September 1, 2023	By:	/s/ Teresa Bair
Teresa Bair
Chief Legal Officer